Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

PURCHASE AND SALE AGREEMENT

(DBO - BULK)

This Purchase and Sale Agreement (“Agreement”) is made between 150 CCM BLACK OAK, LTD., a Texas limited partnership (collectively “Seller” and/or “Developer”, whether one or more) and RAUSCH COLEMAN HOMES HOUSTON, LLC, a Texas limited liability company, or permitted assigns (“Buyer”).

1. Sale of Property/Lots. Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, certain property more particularly described as follows:

110 single family residential lots located in the Black Oak Section 2 Subdivision, Magnolia, Montgomery County, Texas, as more particularly referenced and described on the “Preliminary Plat with Lot Identification” attached hereto as Exhibit “A”, and specifically including all of the lots in Blocks 1 through 5 listed on Exhibit “A”, together with all improvements thereon and all appurtenant rights of Seller including, without limitation, any rights of ingress and egress through the adjacent streets, roads, infrastructure, alleys and right-of-ways and such other rights as may be specified in this Agreement (collectively the “Property” or the “Lots”). Buyer and Seller acknowledge and understand the location and description of the Property referenced and described herein, regardless of the sufficiency of any legal description. The Property does not include and Seller specifically retains the right to receive reimbursement of the costs of infrastructure improvements constructed to serve the Lots from the District (hereinafter defined), or any other governmental entity, or from a private utility company.

2. Purchase Price. The Purchase Price for the Property shall be [***] per Lot, for a total of [***]. The Purchase Price shall be payable as follows:

A.	Unless this Agreement is sooner terminated, within three (3) business days after expiration of the Inspection Period, Buyer shall deliver [***] to First American Title Insurance Company, 23924 Dorrington Estates Lane, Conroe, Texas 77385, attn: Gena Lopez, email: or Stephanie Hilliard, email: (“Escrow Agent”, which may also serve as the Title Company as the context requires) as “Earnest Money” to be held in escrow and credited toward the Purchase Price at Closing.

B.	The remaining balance of the Purchase Price shall be paid in cash or its equivalent at Closing as specified below, as adjusted for prorations and closing costs described below, and subject to conditions and exceptions contained herein.

The Purchase Price to be paid by Buyer for the Property is conditioned upon Seller’s delivery of the Property in compliance with the terms and conditions of this Agreement.

3. Effective Date. The Effective Date shall be the date when the last one of the Buyer or Seller executes this Agreement.

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4. Due Diligence Inspection Period. For the independent consideration of [***], nonrefundable to Buyer but applicable to the Purchase Price, paid by Buyer upon execution hereof (via wire transfer to the Escrow Agent with instructions to disburse to Seller), Buyer shall have up to and until the date which is thirty (30) days after the Effective Date (“Inspection Period”) in which the Buyer may perform inspections and non-invasive testing, at its sole expense, to determine if the Property and Lots located therein, in its sole discretion, is suitable for Buyer’s proposed development, use and business purposes and that the lots within Property are in compliance with all standards, conditions and terms hereof and herein. Buyer and its representatives shall have access to the Property during this Inspection Period and up until Closing. Buyer agrees to restore the Property substantially to its original condition after completion of such inspection and testing as performed by Buyer, which obligation shall survive termination of this Agreement. Buyer may, at its option, cancel or terminate this Agreement at any time during the Inspection Period for any reason by delivering written notice of termination to Seller prior to the expiration of the Inspection Period and the parties shall be released from any further rights, obligations, and liabilities hereunder (except for those which expressly survive termination) and all earnest money on deposit shall be returned to the Buyer, less the [***] independent consideration referenced above. Buyer shall indemnify, defend, and hold Seller and its employees, representatives, and agents harmless from and against all claims, liabilities, liens, costs, fees, and expenses, including, without limitation, court costs, litigation expenses, and attorneys’ fees, related to or anyway arising from any of Buyer’s inspections, tests, or entry on the Property. This obligation to indemnify and hold harmless shall survive the termination of this Agreement. This indemnification shall not extend or apply to any of Seller’s continued work on the Property, or that of any third party.

Within ten (10) days after the Effective Date, Seller agrees to provide to Buyer copies of any third party materials that Seller identifies in its possession that relate to the Property and that Seller has not already provided, which may include (but Seller does not represent that it has all of these materials) a current survey, boundary and topographical surveys, plats, HOA documents, restrictive covenants and conditions, engineering reports by electronic format in PDF, CAD (including but not limited to .dwg and/or .dgn format) or other media, environmental reports, flood zone certifications, soils reports, easement agreements, encroachments or encumbrances, municipal zoning related documents, improvement/management district information & agreements, utility agreements, construction agreements, requirements and fees, mineral leases, oil/gas wells/lines, property line discrepancies, and homeowners or community association documents, but Seller is under no obligation to disclose or provide documents of record in the real property records. Buyer may perform Phase I (but not Phase II) environmental assessments on the Property during the Inspection Period at its own expense.

If Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, then the Earnest Money shall become non-refundable, subject to Seller’s ability to convey clear title and deliver the Property in compliance with the terms and conditions of this Agreement, and which shall be applied towards the Purchase Price at Closing.

5. Title Commitment. Seller shall deliver to Buyer a title commitment for the Property within ten (10) days after the Effective Date, in the amount of the Purchase Price with copies of all documents which constitute exceptions to the title commitment. Buyer shall give Seller written notice within fifteen (15) business days following its receipt of the title commitment of any condition of title (exceptions or requirements) that is not satisfactory to Buyer. Seller may, but shall not be obligated, to resolve such matters; provided, Seller shall be obligated on or before Closing to: (i) satisfy all applicable Title Company requirements on Schedule C of the title commitment; and (ii) cure any matter which Seller agrees in writing to cure in response to Buyer’s title objections (the “Mandatory Cure Matters”). If Seller fails to cure or agree to cure any of Buyer’s obligations before the expiration of the Inspection Period as defined above, then Buyer may, at Buyer’s sole option, either: (1) accept title subject to the objections raised by Buyer and such accepted objections together with title matters disclosed by Schedule B of the title commitment that were not objected to by Buyer shall become Permitted Exceptions (“Permitted Exceptions”), without any adjustment in the Purchase Price; or (2) terminate this Agreement prior to the expiration of the Inspection Period pursuant to Paragraph 4 above, whereupon the Earnest Monies shall be immediately returned to Buyer by Escrow Agent; or (3) work with Seller, if mutually agreeable, to satisfy unacceptable matters and postpone the end of the Inspection Period and/or Closing Date to satisfy these matters. At Closing, if requested by Buyer, Seller shall provide Buyer with an owner’s policy of title insurance in the amount of the Purchase Price provided that Buyer pays the cost of the owner’s policy of title insurance, and the cost for all endorsements, changes, and modifications to the owner’s policy of title insurance requested by Buyer.

6. Closing. Closing of the sale and purchase of the Lots shall occur on the later of thirty (30) days after expiration of the Inspection Period or fifteen (15) days after development of the Lots has been substantially completed by Seller in full compliance with the terms of this Agreement and Seller has given written notice thereof to Buyer (“Closing Date”).

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7. Title & Deliveries. At or prior to Closing, Seller shall deliver to the Escrow Agent and/or Buyer the following items for the Property, duly executed and acknowledged where required:

A. Conveyance Deed. A special warranty deed in customary form, specifically stating all Permitted Exceptions to title, if any, subject but not limited to, zoning or deed restrictions, easements and encumbrances of record by either Buyer or Seller, or future assessments if applicable, and being made subject to the terms of this Agreement.

B. Foreign Person Tax Withholding. Documentation or information required for compliance with Section 1445 of the Internal Revenue Code.

C. Additional Documents. Such additional documents as might be reasonably required by the Buyer, Buyer’s Lender, or the Escrow Agent to consummate the sale of the Property and convey indefeasible title to the Buyer with all appurtenant rights.

D. Insurance Policy and Costs. Seller will pay the costs of Seller’s counsel, preparation of any deeds and one half of the escrow or closing fees. Buyer will pay the cost of Buyer’s counsel, all loan costs required by Buyer’s lender, owner’s title policy premiums and costs of endorsements, one half of any escrow or closing fee, and recording fees for any deeds and mortgage, and any applicable mortgage tax.

E. Tax Prorations. All taxes and assessments (including pending assessments if the related improvement is substantially completed as of the Closing Date), whether payable in installments or not, for the year of closing will be prorated to the Closing Date based on the latest available tax rate and assessment valuation (with the parties signing a proration agreement as to adjustments when actual taxes are known).

8. Obligations of Seller & Conditions Precedent to Closing. Seller shall complete and deliver the Property in compliance with all terms and requirements stated herein, if not already done so. Buyer’s obligation to close on the Property or any Lots within same is subject to and conditioned upon the completion, compliance and satisfaction, as of the Closing Date, of each of the requirements described herein and below. Unless specifically stated otherwise, the satisfaction of these conditions shall be at Seller’s expense. Buyer shall cooperate with Seller to satisfy these conditions as needed. These conditions are for Buyer’s benefit and shall in no way relieve Seller of its obligation to deliver completed Lots at Closing and to satisfy the other terms and conditions contained in this Agreement.

A. Correctness of Representations and Warranties. Seller represents and warrants that: (i) it holds good and indefeasible title in fee simple to the Property; (ii) all closing documents signed by Seller will be valid, authorized and binding upon Seller; (iii) no outstanding contracts, fees, debts or liens exist on the Property (except mortgage liens to be satisfied at closing); and (iv) there are no leases or third-party rights/interests on the Property and Seller is in sole possession. These representations and warranties of Seller shall be true as of the Closing Date.

B. Final Plat Recording & Addresses. Finalization and recording of the proposed plat and Seller’s delivering a copy thereof to Buyer on or before the Closing Date. The plat shall be deemed finalized after all required governmental approvals have been obtained, said plat has been duly recorded in the real property records of the applicable County Clerk’s office, and corresponding Lot addresses have been provided by the Seller to the Buyer.

C. Covenants, Conditions, and Restrictions (“CC&Rs”). The Property shall have been annexed into the jurisdiction of The Lakes at Black Oak Community Association, Inc. (the “HOA”) and made subject to the Amended and Restated Declaration of Covenants, Conditions and Restrictions and Easements for the Lakes at Black Oak residential development pursuant to the execution and recording by Seller of an Annexation instrument in form provided to Buyer.

D. Completion of Development. Seller will use Seller’s good faith efforts to achieve the Substantial Completion requirements for the Lots by the date which is ninety (90) days after the Effective Date. If Seller has not achieved Substantial Completion for the Lots by the date which is one hundred and fifty (150) days after the Effective Date, Purchaser will have the right, at Purchaser’s sole discretion, to terminate the Contract or Purchaser may extend the date for Seller’s achievement of Substantial Completion for one or more periods to the date that is not later than twelve (12) months after the Effective Date, after which Purchaser may, as its sole remedy, terminate this Contract. If Purchaser chooses to terminate the Contract, then Purchaser will be entitled to the immediate return of the Earnest Money and neither party shall have any further obligations hereunder except for the obligations which by their terms expressly survive the termination of this Contract

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Rausch Coleman Homes Houston, LLC	Page 3 of 7

As used herein, “Substantial Completion” means that all of the following requirements have been met and all of the following materials have been delivered to Purchaser, with respect to the Lots:

(a) Written certification from the project engineer that construction of all streets, water lines and sanitary sewer lines, and storm sewer lines serving the Lots has been completed;

(b) Copy of agreement between Seller and the electric service provider for the installation of underground electric lines;

(c) Written certification from the project engineer or utility provider that operable water and sewer taps are available to each of the Lots and that the Property has been graded in accordance with the drainage plan for the Subdivision provided to Buyer;

(d) Copy of recorded plat;

(e) Copy of the address plat;

(f) A set of “As Built” construction plans for the water, sewer and storm drainage facilities serving the Lots;

(g) A copy of testing results for any fill placed on the Lots;

(h) Written certification from Seller’s engineer that locations for the construction of residences on the Lots are not within the 100-year flood plain, it being understood that portions of a Lot may be within the 100-year flood plain;

(i) Seller shall cause all final inspection “punch list items” required by the applicable agencies, governments, and other jurisdictions over the development of the Property to be completed within 90 days after the Closing, and Seller shall cause the paving and utility contractors to warrant all development infrastructure and other items inspected by or accepted by the applicable governing jurisdictions for a one (1) year warranty period after the completion of construction. This is not a requirement of Substantial Completion;

(j) All boundaries of the Lots have been staked and pinned;

(k) Evidence of Seller’s purchase of cluster mailboxes to be installed within sixty (60) days after the Closing; and

(l) Copy of agreement or other documentation for the installation of street lights once the electric service lines have been installed.

E. Specifications for Lots, Infrastructure, Building Pads and Compaction. Seller shall deliver at the Closing substantially completed individual Lots within the Property, with building pads in full compliance with the specifications on Exhibit “B” attached to this Agreement (all of which are considered material terms of this Agreement). If any Lot or building pad does not meet the requirements stated in this Agreement or on Exhibit “B”, then Buyer shall have the option, but not the obligation, to require Seller to escrow the sum of [***] per Lot for each Lot that does not meet said requirements and proceed with Closing. If Buyer exercises said option, then: (i) Seller shall have a limited license to access the applicable Lot or Lots bring the Lots and pads into compliance, and in such event, Seller shall continue to carry sufficient insurance for its operations on the Property and name Buyer as additional insured, and Seller shall indemnify, defend and hold Buyer harmless from any and all claims, losses or other such liabilities resulting from Seller’s work on the Property, to the fullest extent permitted by law; and (ii) funds shall be released to Seller when Seller brings all Lot(s) and pad(s) into compliance and Buyer approves of Seller’s work. Otherwise, Buyer shall not be required to purchase or close on any Lots or Property which are not delivered in specific compliance with this Paragraph and this Agreement in the time set forth above. Alternatively, Buyer may deem any Lots or Property which are not substantially completed and delivered in specific compliance with this Paragraph and the other provisions of this Agreement, in the times set forth in this Agreement as non-conforming and non-compliant and shall be entitled to exclude such Lots from this Agreement with a prorata reduction in the Purchase Price.

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F. Permits and Environmental Concerns. Seller will obtain and complete all requirements related to Storm Water Pollution Prevention Plans (“SWPPP”) as required by applicable local, state and federal authorities and maintain the same during the development of the lots within the Property. Upon Closing, Seller will close out its permits and Buyer shall be responsible for obtaining all permits required for construction of homes on the Lots. Seller’s principals have no actual knowledge that the Property has been or is presently used for handling, storage, manufacturing, refining, transportation or disposal of “toxic material”, “hazardous substances”, or “hazardous waste”. If “hazardous wastes”, “hazardous substances”, or “hazardous material” is located on the Property, as determined by a Phase I or permitted Phase II environmental assessment obtained by the Buyer, then Buyer shall have the right to terminate this Agreement during the Inspection Period pursuant to Paragraph 4 above.

G. Trash, Trees, Brush & Debris. The Property is being sold “as-is” and Buyer shall be responsible for mowing, brush hogging, and removing, clearing, and disposing of all trees, trash and debris on the Property, except that Seller will remove any construction debris of which Buyer notifies Seller in writing prior to the expiration of the Inspection Period.

H. Natural Gas. The contract Seller entered into with a natural gas utility company for the installation of natural gas mains to serve the Lots requires that all houses built on the Lots contain a minimum of two (2) natural gas appliances such as natural gas central heating and a natural gas water heater or that a non-utilization charge be paid to the natural gas company for each house without such appliances. Buyer agrees that all houses constructed on the Lots shall contain at least two (2) natural gas appliances or Buyer shall pay the non-utilization charge for each non-utilizing house.

9. Sales Reports. Purchaser agrees to furnish Seller with monthly sales reports which indicate the number of prospective homebuyers visiting Purchaser’s houses, the number of home starts, the number of contracts signed by Builder with homebuyers, the number of houses sold by Purchaser and the sales price of such houses and other information as Seller may reasonably request.

10. Offsite Water Flow. Seller will deliver the Property at closing with proper offsite water flow on and to the Property and which will be managed through the appropriate infrastructure.

11. Subsurface Rock. Prior to expiration of the Inspection Period, Buyer may terminate this Agreement pursuant to Paragraph 4 above and recover the Earnest Money upon the discovery of subsurface rock underlying the Property in any quantity deemed excessive by the Buyer, unless Seller has remedied the same to Buyer’s satisfaction.

12. Assessments. Seller has disclosed to Buyer that the Deed Restrictions require payment of assessments to the HOA by homebuilders at 50% of the assessment amount payable by homeowners and payment of a transfer fee upon the conveyance of lots.

13. Notice. All notices will be in writing and served by electronic transmission to the addresses shown below, until notification of a change of such addresses. All such notices shall be deemed delivered on the date initiated.

For Buyer:	Methica Martin, Financial Coordinator

Scott A. Peters, Manager	For Seller:

Bren Kyte, Acquisitions Manager	Charley MacKenzie

Cameron Milstead	Moe Chan

Jared Payne	Shamar OBryant

Ronald Wei

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14. Disclosure by Buyer and Seller. One or more individuals representing the Buyer or Seller may hold real estate licenses from multiple states.

15. Default. If Seller has performed all of Seller’s obligations and fulfilled the conditions under this Agreement and, if within five (5) days after the date specified for Closing, the Buyer fails to purchase the Lots as required herein, through no fault of Seller, then Seller may, as its sole and exclusive remedy, cancel and terminate this Agreement and receive the Earnest Money paid by the Buyer as liquidated damages. If Seller breaches this Agreement or fails to perform any of Seller’s obligations hereunder, then Buyer may as its sole remedy, (i) terminate this Agreement and receive a refund of all of the Earnest Money, or (ii) seek specific performance of this Agreement.

16. Binding Effect/Assignment. This Agreement will inure to the benefit of and bind the respective successors of the parties. Buyer may assign this Agreement and any and all rights and obligations hereunder at any time prior to closing to any person or entity controlling, controlled by, or under common control with Buyer. For purposes of this Paragraph a person or entity shall control an entity, if it, directly or indirectly, holds a majority interest in the entity to be controlled. Any other assignment of this Agreement by Buyer requires Seller’s consent, which may be withheld in Seller’s sole discretion. Buyer acknowledges that it is Seller’s policy to sell lots only to homebuilders who intend to construct residences for sale who have been approved by Seller. To protect Seller in this regard, Buyer hereby grants to Seller the exclusive right and option to repurchase any Lot or Lots which Buyer intends to sell without constructing a residence for the per Lot purchase price paid to Seller by Buyer.

17. No Waiver. Failure of either party to exercise any rights under this Agreement shall not constitute a waiver of any right, nor excuse the other party’s full performance. No express waiver of any matter shall affect any other matter under this Agreement. Express waivers are only effective if in writing.

18. Brokerage. Buyer represents that it has not contracted with any real estate broker in connection with the transaction contemplated by this Agreement. Each party shall indemnify and hold the other party harmless from all claims, losses, liabilities, costs, fees, and expenses (including, but not limited to, court costs, litigation expenses, and attorneys’ fees) related to or incurred in connection with any claims for brokerage commissions arising by, through, or under the indemnifying party.

19. Entire Agreement. This document constitutes the entire agreement between the parties, incorporating all prior agreements, and may only be amended in writing executed by both parties. The exhibits attached to this Agreement are incorporated into this Agreement for all purposes.

20. Attorney’s Fees. If either party prevails against the other in a legal action concerning any part of this Agreement, the successful party shall be entitled to its reasonable attorney’s fees and costs connected with such action, through appellate and bankruptcy proceedings, in addition to all other recovery or relief. Costs shall include all deposition costs and expert fees, even if not used at trial.

21. Governing Law. This Agreement shall be governed and enforced in accordance with the law of the state where the Property is located.

22. Time. Buyer and Seller understand that “Time is of the Essence” for this Agreement.

23. No Build or Sale for Rent Homes. Neither Buyer nor an affiliate of Buyer will construct a residence on a Lot and offer it for rent. Unless otherwise approved by Seller, Buyer shall not intentionally sell to any homebuyer that has notified Buyer that it intends to rent the residence purchased from Buyer and Buyer shall not intentionally sell more than two (2) residences to the same purchaser. Seller has disclosed to Buyer that an affiliate of Seller may purchase or construct homes in the community for rental.

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24. Special Stipulations.

A. In addition to the Purchase Price, at Closing Buyer shall pay to Seller a community enhancement fee in the amount of [***] per Lot.

B. During the Inspection Period, Buyer shall propose its signage to Seller for approval, as to type, size, appearance, and placement. Seller shall not unreasonably withhold its approval of the signage, so long as the signage meets all applicable governmental requirements and is limited so as not to clutter the Property. After approval by Seller, Buyer may place the signage in the agreed locations prior to closing.

C. Seller’s obligations under this Paragraph 24 and any liabilities therefore shall survive Closing.

D. The terms of this Agreement shall be kept confidential by both parties except as otherwise required by legal process, and except that the terms may be disclosed to the parties’ respective counselors, attorneys, accountants, brokers, and other persons with a need to know, except for as otherwise provided herein.

25. Statutory Notices. To the extent applicable, Seller gives Purchaser the notices set forth in Exhibit “D”.

SELLER:		BUYER:

150 CCM BLACK OAK, LTD.,		RAUSCH COLEMAN HOMES HOUSTON, LLC,
a Texas limited partnership		a Texas limited liability company

By:	150 Black Oak GP, Inc.,	By:
	a Texas corporation	Scott A. Peters,
Its:	General Partner	Manager

By:
	Charley MacKenzie,	Date:
Vice President

Date:

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EXHIBIT “A”

PRELIMINARY PLAT WITH LOT IDENTIFICATION

Purchase and Sale Agreement	150 CCM Black Oak, Ltd.
Rausch Coleman Homes Houston, LLC

EXHIBIT “B”

LOT SPECIFICATIONS

Purchase and Sale Agreement	150 CCM Black Oak, Ltd.
Rausch Coleman Homes Houston, LLC

EXHIBIT “C”

Purchase and Sale Agreement	150 CCM Black Oak, Ltd.
Rausch Coleman Homes Houston, LLC

EXHIBIT “D”

Notice of Utility or Other Statutorily Created District

(§49.452 and § 54.812 Texas Water Code)

NOTICE TO PURCHASER OF REAL ESTATE

SITUATED IN

SOUTHEAST REGIONAL MANAGEMENT DISTRICT

Purchase and Sale Agreement	150 CCM Black Oak, Ltd.
Rausch Coleman Homes Houston, LLC